POWER OF ATTORNEY

Each of the undersigned being a director or officer, or both, of Telecom Corporation of New Zealand Limited (the “Company”), does hereby constitute and appoint Marko Bogoievski, Mark John Verbiest and Linda Marie Cox, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the Company), to sign the Company’s Registration Statement on Form F-6 with respect to the Company’s ADR Deposit Agreement, and to file same, together with all exhibits thereto and other attachments and documents in connection therewith, with the Securities and Exchange Commission, the New York Stock Exchange and any other regulatory authority, and to sign, file or deliver such further securities filings, stock exchange listing applications and other documents and to take such further actions in connection therewith as each of the undersigned might or could do in person and as each such attorney and agent deems necessary or desirable; and each of the undersigned does hereby fully ratify and confirm all that said attorneys and agents, or any of them, or the substitute of any of them, shall do or cause to be done by virtue hereof.

Signature	Capacity
/s/ RODERICK SHELDON DEANE	Roderick Sheldon Deane, Director.
/s/ THERESA ELIZABETH GATTUNG	Theresa Elizabeth Gattung, Director
/s/ JOHN COLLINGWOOD KING	John Collingwood King, Director
/s/ ROBERT MICHAEL TYLER	Robert Michael Tyler, Director
/s/ PATRICIA LEE REDDY	Patricia Lee Reddy, Director
/s/ RODERICK HAMILTON MCGEOCH	Roderick Hamilton McGeoch, Director
/s/ PAUL EDWARD ALEX BAINES	Paul Edward Alex Baines, Director